UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  01 December 2004

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265
(Address of principal executive offices and zip code)

(309) 765-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

Deere & Company
One John Deere Place
Moline, IL 61265 USA
Phone: 309-765-8000
www.deere.com

Deere Announces $1 Billion Share-Repurchase Program

MOLINE, Illinois (December 1, 2004) — The Deere & Company board of directors today authorized the repurchase of up to $1 billion of Deere common stock.

“Today’s action recognizes the success of our efforts to build a better business and provide superior returns to investors,” said Robert W. Lane, chairman and chief executive officer. “It is reflective of Deere’s strong financial condition and our confidence in the company’s future direction.”

Deere’s repurchase announcement is the latest in a series of steps to deploy cash in a manner that provides long-term value to shareholders. In recent months, the company repurchased 3 million shares of stock under a previous authorization and, earlier in the year, increased the quarterly dividend rate by 27 percent.

Under the plan announced today, repurchases of Deere stock will be made from time to time, at the company’s discretion, in the open market and through privately negotiated transactions. Deere had about 247 million shares outstanding at the end of fiscal 2004.

In addition, the board also declared a quarterly dividend of 28 cents per share, payable February 1, 2005, to stockholders of record on December 31, 2004. The dividend rate is unchanged from the previous quarter.

# # #

SAFE HARBOR STATEMENT

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including projections regarding the repurchase of common stock, are based on current expectations and are subject to uncertainty and changes in circumstances. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ JAMES H. BECHT
James H. Becht
Secretary

Dated: December 1, 2004